EXHIBIT 99.2
CONTACT: PAUL V. MAIER
SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER
858-550-7573
Ligand Completes Sale of Oncology Product Lines
     San Diego, CA October 25, 2006—Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) (the “Company” or “Ligand”) announced today the completion of the sale of its oncology product line to Eisai Co., Ltd. (Tokyo) and Eisai Inc. (New Jersey) (“Eisai”) for approximately $205 million in cash. The sale includes Ligand’s four marketed oncology drugs: ONTAK® (denileukin diftitox), Targretin® (bexarotene) capsules, Targretin® (bexarotene) gel 1% and Panretin® (alitretinoin) gel 0.1%. In addition, certain Ligand employees are being offered employment by Eisai. “We are pleased to have completed the sale of the first of our commercial operations as part of a strategic process that we believe will enhance shareholder value,” said Henry F. Blissenbach, Ligand Chairman and Interim CEO. “It brings Ligand significant immediate value, and places the products with a strong company that will serve our oncology patients well.”
About Ligand
     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men’s and women’s hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand’s proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to http://www.ligand.com.

Caution regarding Forward-Looking Statements
     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These statements include those related to the strategic process, and enhancing shareholder value. Actual events or results may differ from Ligand’s expectations. For example, our strategic process may not lead to desired results nor ultimately enhance shareholder value. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases as well as in Ligand’s public periodic filings with the Securities and Exchange Commission, available via the company’s internet site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
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